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                                                                    EXHIBIT 12.1

APPAREL VENTURES, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF NET EARNINGS TO FIXED CHARGES

(IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

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

                                                       Year Ended June 30,
                                    ----------------------------------------------------------------
                                      1995          1996          1997          1998          1999
                                    --------      --------      --------      --------      --------


EARNINGS

  Income (loss) before income
    taxes                           $(6,099)      $(4,077)      $(1,164)      $(4,230)      $(3,453)

  Add fixed charges                   7,001         7,351         5,946         6,384         6,380
                                    --------      --------      --------      --------      --------

  Earnings before income taxes

    and fixed charges                   902         3,274         4,782         2,154         2,927

FIXED CHARGES

  Interest expense                    7,001         7,351         5,946         6,384         6,380

RATIO OF EARNINGS

    TO FIXED CHARGES                    .1x           .4x           .8x           .3x           .4x
                                    --------      --------      --------      --------      --------

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